UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Brown-Forman Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 29, 2007
Dear Brown-Forman Stockholder:
It is our pleasure to invite you to attend our Annual Stockholders Meeting:
Thursday, July 26, 2007
9:30 A.M. (Eastern Daylight Time)
Brown-Forman Conference Center
850 Dixie Highway
Louisville, Kentucky 40210
We hope to see you on July 26. All Class A Stockholders are urged to complete and return to us the enclosed Proxy (voting) Card, whether or not you can attend in person. Your vote is very important to us.
Sincerely,

BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
Brown-Forman Corporation will hold its annual meeting for holders of our Class A Common Stock in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210, at 9:30 A.M. (Eastern Daylight Time), on Thursday, July 26, 2007.
We are holding this meeting to:
•	elect a board of fourteen directors; and

•	transact such other business as may properly come before the meeting.
Only Class A stockholders of record at the close of business on June 18, 2007 are entitled to vote at the meeting. Holders of Class B Common Stock may attend the meeting but may not vote. We will not close the stock transfer books in advance of the meeting. Class A stockholders may vote either in person or by proxy, which means that you designate someone else to vote your shares.
If you are a Class A stockholder, whether or not you plan to attend the meeting, PLEASE:
•	complete, sign, and date the enclosed proxy card; and

•	return it promptly in the enclosed envelope.
Submitting a proxy will not affect your right to vote your shares if you attend the meeting in person and decide to vote differently. We are not asking for proxy cards from holders of Class B Common Stock.
We enclose separately a copy of our Annual Report for the fiscal year ended April 30, 2007 for you to review.

Louisville, Kentucky
June 29, 2007

By Order of the Board of Directors
Michael B. Crutcher, Secretary

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:	The Board of Directors provides you these materials so that you may cast your vote knowledgeably on the matters being considered at the annual meeting of stockholders of Brown-Forman Corporation. The meeting will take place on July 26, 2007.

Q:	What information is contained in this Proxy Statement?

A:	The information in this Proxy Statement relates to the election of directors at the annual meeting, the voting process, our corporate governance, the compensation of our directors and most highly paid executive officers, and other required disclosures.

Q:	What is the record date and what does it mean?

A:	The Board has set June 18, 2007, as the record date for the annual meeting. Holders of our Class A Common Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. If you purchase Class A Common Stock after the record date, you may vote those shares only if you receive a proxy to do so from the person who held the shares on the record date.

Q:	May Class B Common Stock vote at the meeting?

A:	Holders of shares of Class B Common Stock are not entitled to vote on any of the matters to be considered at this meeting.

Q:	How will my dividend reinvestment and employee stock purchase plan shares be voted?

A.	Shares of Class A Common Stock held by participants in Brown-Forman’s dividend reinvestment and employee stock purchase plans are included in your other holdings as reflected on the proxy cards.

Q:	What am I voting on?

A:	The only matter to be voted upon this year is the election of our Board of Directors. Class A stockholders may also vote on any other matter that is properly brought before the meeting.

Q:	Who are the nominees for directors?

A:	We have fourteen directors who are standing for election. We describe each director briefly in this Proxy Statement.

Q:	How does the Board recommend I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	What is the proxy card for?

A:	By completing and signing the proxy card, you authorize the individuals named on the card to vote your shares for you. If you grant a proxy, the person(s) named as proxy holder(s) will also have the discretion to vote your shares on any other matter properly presented for a vote at the meeting. If for any unforeseen reason a director nominee is not available to serve, the persons named as proxy holders may vote your shares for another nominee. The proxy holders for this year’s annual meeting are Geo. Garvin Brown IV, Paul C. Varga, and Michael B. Crutcher.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A majority of the outstanding shares of our Class A Common Stock must be present in person or represented by proxy in order to have a quorum to conduct business at the annual meeting. Shares voted as “withheld” will be counted as present for purposes of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” for some or all of the nominees.

Q:	What is the voting requirement to elect the directors?

A:	A nominee is elected if he or she receives a majority of the votes cast at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	We are not aware of any business other than the election of directors to be acted upon at the annual meeting. If you grant a proxy, the person(s) named as proxy holder(s) will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	If your shares are registered directly in your name with our stock transfer agent, National City Bank, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Brown-Forman Corporation, or to vote in person at the meeting. If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Only stockholders of record may vote in person at the meeting.

Q:	How do I vote if my shares are held in “street name”?

A:	If your shares are held in street name, you will receive a form from your broker or bank seeking instruction as to how your shares should be voted.

Q:	What is “householding” and how does it affect me?

A:	“Householding” is a procedure approved by the Securities and Exchange Commission that permits the delivery of a single proxy statement and annual report to multiple stockholders who share the same address and last name. Each stockholder receives his or her own separate proxy card. We participate in householding to reduce our printing costs and postage fees. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials (proxy materials are typically mailed in late June), by writing to our Assistant Secretary, Holli H. Lewis, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing her at Holli_Lewis@b-f.com. If you share an address with another stockholder and receive multiple copies of the proxy materials, you may request householding by writing to our Assistant Secretary at the above address. You also may request additional copies of the proxy materials at any time by writing to our Assistant Secretary.

Q:	What should I do if I receive more than one proxy card?

A:	It is important that you complete, sign, and date each proxy card and each voting instruction card that you receive because they represent different shares.

Q:	What if I submit a proxy card and then change my mind as to how I want to vote?

A:	If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date, by providing our Assistant Secretary with written notice of revocation of your proxy, or by attending the meeting and casting your vote in person. To change your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce the results at the annual meeting and to issue a press release on the same day as the annual meeting.

Q:	Whom may I call with questions about the annual meeting?

A:	For information about your stock ownership, or for other stockholder services, please contact Linda Gering, our Stockholder Services Manager, at 502-774-7690 or Linda_Gering@b-f.com. For information about the meeting itself, please contact Holli H. Lewis, our Assistant Secretary, at 502-774-7036 or Holli_Lewis@b-f.com.

INTRODUCTION
This section describes the purpose of this Proxy Statement, who can vote, and how to vote.
Purpose. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the Annual Stockholders Meeting, which will be held Thursday, July 26, 2007, at 9:30 A.M. (Eastern Daylight Time) at Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210. We will begin mailing this Proxy Statement and accompanying materials on or about June 29, 2007 to holders of record of our Class A Common Stock at the close of business on June 18, 2007, the record date for our annual meeting.
Also beginning on June 29, 2007, our directors, officers and other employees may solicit proxies by mail, phone, fax, the Internet or in person. We will pay all solicitation costs. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name. In addition, we have retained Proxy Express, Inc. to assist in the solicitation of proxies at a fee of approximately $12,000, plus associated expenses.
The Board requests that you complete, sign, date, and return the enclosed proxy card at your earliest convenience.
Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A Common Stock may vote at this meeting. As of the close of business on the record date, June 18, 2007, we had outstanding 56,913,097 shares of Class A Common Stock.
Voting Rights. If you were a Class A stockholder on June 18, 2007, and the books of our transfer agent reflect your stock ownership, you may cast one vote for each share registered in your name. You may vote your shares either in person or by proxy. To vote by proxy, please complete, sign, date, and return the enclosed proxy card. Granting a proxy will not affect your right to vote shares registered in your name if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Assistant Secretary written notice of your revocation. For any shares you hold in street name, you must submit voting instructions to the record holder in accordance with the instructions they provide and comply with their directions to revoke those instructions. We will vote all shares represented by effective proxies in accordance with the terms stated in the proxy. The proxy holders for this year’s annual meeting are Geo. Garvin Brown IV, Paul C. Varga, and Michael B. Crutcher.
A quorum to conduct business at the meeting consists of a majority of the outstanding Class A shares. To be elected, a director must receive a majority of the votes cast at a meeting at which there is a quorum. Likewise, a majority of the shares represented at the meeting must approve any other matter brought to a vote at the meeting. We will count shares voted as “withheld” as present for purposes of determining the number of shares represented at the meeting, but as votes against the election of a director. If a broker holding your shares in street name indicates to us that he or she lacks discretionary authority to vote your shares, we will not consider your shares as present or voting for any purpose.

ELECTION OF DIRECTORS
This section gives biographical information about our Director nominees.
At the annual meeting, you and our other stockholders will elect fourteen directors. Once elected, a director holds office until the next annual meeting of stockholders or until his or her successor is elected and qualified, unless he or she first resigns, reaches retirement age, or is removed. The proxy holders will vote all shares for which we receive a proxy “FOR” the election of all nominees below, unless you direct them on the proxy card to withhold your vote as to certain or all of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute.
Set forth below are our director nominees, their ages as of April 30, 2007, the years they began serving as directors, their business experience for the last five years, and their other directorships:

Patrick Bousquet-Chavanne, age 49, director since 2005. Group President of the Estée Lauder Companies Inc. since July 2001; President of Estée Lauder International, Inc. from 1998 to 2001.

Barry D. Bramley, age 69, director since 1996. Non-Executive Chairman of Lenox, Incorporated (a former subsidiary of Brown-Forman) from 1998 to 2004; Non-Executive Chairman of Cornwell Parker, PLC, High Wycombe, England from 1998 to 2000; Chairman and Chief Executive Officer of British-American Tobacco Company Ltd., London, England from 1988 to 1996.

Geo. Garvin Brown IV*, age 37, director since May 2006, joined Brown-Forman in 1996. Vice President of Brown-Forman Corporation since March 2007; Jack Daniel’s Brand Director for Europe, Africa and Eurasia since 2004; Vice President of Brown-Forman Beverages, Europe, Ltd. from 2004 to 2007; Director of the Office of the Chairman and Chief Executive Officer of Brown-Forman Corporation from 2002 to 2004; Corporate Development Analyst, Brown-Forman Corporation from 2001 to 2002.

Martin S. Brown, Jr.*, age 43, director since May 2006. Partner, Adams and Reese LLP, a law firm, since 2005; Partner, Stokes & Bartholomew, P.A. (a predecessor firm to Adams and Reese LLP) since 1999.

*	Directors Owsley Brown II and Dace Brown Stubbs are first cousins. Director Martin S. Brown, Jr. is the nephew of Owsley Brown II. Director Geo. Garvin Brown IV is the nephew of Dace Brown Stubbs.

Owsley Brown II*, age 64, director since 1971, a forty-five-year employee of Brown-Forman. Our Chief Executive Officer from 1993 until 2005 and our Chairman since 1995; our President from 1983 to 1995. Other directorships: NACCO Industries, Inc.

Donald G. Calder, age 69, director since 1995. President and Chief Financial Officer of G.L. Ohrstrom & Co., Inc., a private investment firm, since 1997; Vice President of Ohrstrom & Co. from 1996 to 1997; Partner of predecessor partnership, G.L. Ohrstrom & Co. from 1970 to 1996; Chairman and Chief Executive Officer of Harrow Industries from 1997 to 1999. Other directorships: Carlisle Companies Incorporated, Roper Industries, Inc.; Central Securities Corporation.

Sandra A. Frazier, age 34, director since May 2006. Founder and Member, Tandem Public Relations, LLC since 2005; Public Relations Account Manager at Doe Anderson, Inc. from 2002 to 2005; Project Assistant at Schneider and Associates Public Relations from 2000 to 2001. Other directorships: Commonwealth Bank and Trust Company.

Richard P. Mayer, age 67, director since 1994. Former Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to 1996.

William E. Mitchell, age 63, director since March 2007. President and Chief Executive Officer of Arrow Electronics, Inc. since 2003 and Chairman of the Board of Arrow Electronics, Inc. since May 2006. Executive Vice President of Solectron Corporation and President of Solectron Global Services, Inc. from 1999 to 2003. Other directorships: Arrow Electronics, Inc.

Matthew R. Simmons, age 64, director since 2002. Founder and Chairman of Simmons & Company International since 1974; Chief Executive Officer of Simmons & Company International from 1974 to 2005.

William M. Street, age 68, director since 1971. Our President from 2000 to 2003; our Vice Chairman from 1987 to 2000; President and Chief Executive Officer of Brown-Forman Beverages Worldwide (a division of Brown-Forman) from 1994 to 2003. Other directorships: Papa John’s International, Inc.

*	Directors Owsley Brown II and Dace Brown Stubbs are first cousins. Director Martin S. Brown, Jr. is the nephew of Owsley Brown II. Director Geo. Garvin Brown IV is the nephew of Dace Brown Stubbs.

Dace Brown Stubbs*, age 60, director since 1999. Private investor.

Paul C. Varga, age 43, director since 2003, a twenty-year employee of Brown-Forman. Our President and Chief Executive Officer since 2005; President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman) from 2003 to 2005; Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003.

James S. Welch, Jr., age 48, director since March 2007, an eighteen-year employee of Brown-Forman. Vice Chairman, Strategy and Human Resources since 2003; Senior Vice President and Executive Director of Human Resources from 1999 to 2003.

*	Directors Owsley Brown II and Dace Brown Stubbs are first cousins. Director Martin S. Brown, Jr. is the nephew of Owsley Brown II. Director Geo. Garvin Brown IV is the nephew of Dace Brown Stubbs.

CORPORATE GOVERNANCE
This section describes our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the corporate governance rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.
Policies and Practices.
Brown-Forman has long believed that good corporate governance is essential to maintaining our integrity in the marketplace and enhancing long-term value for our stockholders. We continually review and refine our corporate governance policies and practices to address the changing regulatory environment and adopt what we believe are effective “best practices” in our industry.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that provide a framework for the conduct of the Board’s business and assist the Board in the exercise of its duties. These guidelines include Board responsibilities, director qualification standards, audit and compensation committee member independence requirements, board meeting and attendance requirements, policies related to director compensation, management succession, director access to management and independent advisors, and an annual performance self-evaluation of the Board. The Corporate Governance Guidelines are published on our website (www.brown-forman.com). You may request a print copy at no charge by writing to our Assistant Secretary, Holli H. Lewis, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing her at Holli_Lewis@b-f.com.
Code of Conduct and Compliance Guidelines. We have adopted the Brown-Forman Code of Conduct and Compliance Guidelines, which sets forth standards of ethical behavior applicable to all Company employees and directors. The Code of Conduct and Compliance Guidelines contains a Code of Ethics for Senior Financial Officers that sets forth the Company’s expectation that all financial, accounting, reporting and auditing activities of the Company be conducted in accordance with the highest ethical standards and in compliance with all applicable rules and regulations. The Code of Conduct and Compliance Guidelines, including the Code of Ethics for Senior Financial Officers, is published on the Company’s website (www.brown-forman.com). You may request a print copy at no charge by writing to our Assistant Secretary, Holli H. Lewis, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing her at Holli_Lewis@b-f.com.
Disclosure Control Committee. We have established a Disclosure Control Committee comprised of representatives of senior management to oversee the accuracy and timeliness of our public disclosures. The Disclosure Control Committee has implemented an effective financial review process so that our CEO and CFO can certify our quarterly and annual financial reports with confidence.
Our Board of Directors.
The Board of Directors is the policy-making body that is ultimately responsible for the Company’s financial well-being, business success, and ethical climate. Management reports to the Board and is responsible for developing the strategic direction of our business, the success of our brands, and financial and accounting systems that accurately reflect our financial condition. Management proposes business strategies, which the Board then approves and oversees.
Changes to Our Board Since the 2006 Annual Meeting.
Effective March 12, 2007, two new members were elected to the Board of Directors, and each is standing for election at the annual meeting. The new directors are William E. Mitchell and James S. Welch, Jr.
•	William E. Mitchell is the Chairman, President, and Chief Executive Officer of Arrow Electronics, Inc., a global electronics distribution company. Previously, he served as President of Solectron Global Service, a subsidiary of Solectron Corporation, and as President and Chief Executive Officer of Nashua Corporation. Prior to that, he had a successful twenty-year career with Raychem Corporation, where he held a variety of positions in finance, manufacturing, international operations, and worldwide sales and marketing.

•	James S. Welch, Jr., an eighteen-year Brown-Forman employee, has served as Vice Chairman, Strategy and Human Resources since August 2003. From 1999 to 2003, he held the position of Senior Vice President and Executive Director of Human Resources. From 1995 to 1998, he served as Vice President in charge of the Company’s business consulting group, providing internal strategic consulting services to the Company.
Effective April 30, 2007, long-time Director Stephen E. O’Neil retired from the Board of Directors in accordance with a special resolution passed by the Board extending his mandatory retirement age to that date.
We are a “Controlled Company.”
The Board of Directors has determined that Brown-Forman is “controlled” by the Brown family for purposes of the New York Stock Exchange (“NYSE”) Rules. The Brown family control group owns substantially more than a majority of our Class A voting stock, the vast majority of which has historically voted in favor of the directors proposed by the Board. This determination exempts Brown-Forman from the requirements of having a Board composed of a majority of independent directors and a nominating committee composed exclusively of independent directors.
Our Independent Directors.
Under the NYSE rules, a director qualifies as independent if the board of directors affirmatively determines that the director has no material relationship with the company. While the focus of the inquiry is independence from management, the board is required to broadly consider all relevant facts and circumstances in making an independence determination. The Board has determined that seven of our fourteen directors are independent according to NYSE standards. These are Directors Patrick Bousquet-Chavanne, Barry D. Bramley, Donald G. Calder, Richard P. Mayer, William E. Mitchell, Matthew R. Simmons, and William M. Street. In making its determination of independence with regard to Messrs. Bramley and Street, the Board considered Mr. Bramley’s prior service as Non-Executive Chairman of Lenox, Incorporated, a former Company subsidiary, and Mr. Street’s prior employment with the Company.

Mr. Bramley joined our Board in 1996 as an independent director. At the request of management and the Board, he agreed to serve as Non-Executive Chairman of our then-subsidiary Lenox, Incorporated. In that role, Mr. Bramley was compensated for the extra time and attention he devoted to Lenox-related duties. Mr. Bramley’s service as Non-Executive Chairman of Lenox ceased in 2004. After the passage of three years time, the Board determined that Mr. Bramley is independent.
Prior to his retirement from management in 2003, Mr. Street served for many years as an executive officer of Brown-Forman. He has served as a member of our Board since 1971. Despite his long-tenured employment relationship with the Company, Mr. Street has consistently demonstrated his independence from management in the performance of his duties as director. In addition, Mr. Street is a significant stakeholder in the Company, beneficially owning close to three percent of our outstanding Class A Common Stock. The Board relied upon these facts when making its independence determination with respect to Mr. Street.
The Board determined that Geo. Garvin Brown IV, Owsley Brown II, Paul C. Varga, and James S. Welch, Jr. are not independent because they are members of Company management. Dace Brown Stubbs is not independent because she has an immediate family member employed by the Company. The Board elected not to make a determination with respect to the independence of Martin S. Brown, Jr. and Sandra A. Frazier.
This is not to suggest that only the seven independent directors serve as an effective check upon management. Directors Geo. Garvin Brown IV, Owsley Brown II, Martin S. Brown, Jr., Sandra A. Frazier, and Dace Brown Stubbs, all members of the Brown family, are themselves significant stockholders or exercise significant voting control of Brown-Forman. Each of these individuals has an obvious and deep interest in ensuring the appropriate long term management of the Company. While, for one reason or another, these persons may not meet tests for being “independent,” they nevertheless provide real and effective oversight of management on behalf of all stockholders.
Board Meetings.
The Board held eight meetings during fiscal 2007, of which six were regular meetings and two were special meetings held by conference telephone call. All directors attended all Board meetings, except two directors missed one Board meeting each. Under a practice in place for many years and adopted formally as a policy by the Board of Directors in 2004, each director is expected to use his or her best efforts to attend the Annual Stockholders Meeting. All of the then-incumbent directors attended the 2006 Annual Stockholders Meeting.
Board Committees.
Our Board has a standing Audit Committee, Compensation Committee, and Nominating Committee to assist the Board in the execution of its duties. The Board and its committees have the power to hire independent advisors, including attorneys and accountants, as they deem appropriate.
Audit Committee. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of the Company’s internal audit function. The committee’s responsibilities include, among other things, the preparation of the Audit Committee Report that appears in this Proxy Statement on page 20.
During fiscal 2007, Directors Richard P. Mayer, Donald G. Calder, and Stephen E. O’Neil served on the Audit Committee of our Board of Directors. Mr. Mayer served as Chair during that time. Mr. O’Neil retired from Board and committee service effective April 30, 2007. Effective May 1, 2007, we added Barry D. Bramley, William E. Mitchell, and William M. Street to our Audit Committee, and named Donald G. Calder Chair. Mr. Mayer resigned from the committee effective June 15, 2007.
The Audit Committee held three regular meetings and one special telephonic meeting during fiscal 2007. All committee members attended all committee meetings. In addition, the Chairman of the Audit Committee met quarterly with the Company’s Disclosure Control Committee to review our quarterly financial reporting process and our reports on Forms 10-Q and 10-K prior to their filing with the SEC.
In addition to the NYSE requirement that each audit committee member satisfy the NYSE director independence standard, audit committee members must comply with the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee satisfies these standards. The Board has determined that each member of our Audit Committee is “financially literate” within the meaning of the NYSE rules and that Mr. Bramley qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Mayer served as the designated “audit committee financial expert” during fiscal 2007.
A current copy of our Audit Committee Charter is posted on our website (www.brown-forman.com) and is available in print at no charge by writing to our Assistant Secretary, Holli H. Lewis, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing her at Holli_Lewis@b-f.com.
Compensation Committee. The Compensation Committee of the Board of Directors oversees the compensation of our directors, executive officers and employees. The committee is composed of three directors, each of whom qualifies as an independent director under NYSE listing standards and satisfies the criteria for “outside director” as set forth in regulations adopted under Section 162 of the Internal Revenue Code. During fiscal 2007, Stephen E. O’Neil (Chair), Matthew R. Simmons, and Patrick Bousquet-Chavanne served on the Compensation Committee. Effective May 1, 2007, Richard P. Mayer replaced Mr. O’Neil as committee member and Chair. During fiscal 2007, the Compensation Committee held two regular meetings. All committee members attended all committee meetings.
A current copy of our Compensation Committee Charter is posted on our website (www.brown-forman.com) and is available in print at no charge by writing to our Assistant Secretary, Holli H. Lewis, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing her at Holli_Lewis@b-f.com.
Nominating Committee. Our Nominating Committee assists the Board with decisions regarding the size and composition of the board and makes recommendations regarding new director candidates. The Nominating Committee held two regular meetings during fiscal 2007. All committee members attended all committee meetings.

During fiscal 2007, the committee was composed of four directors: Richard P. Mayer (Chair), Donald G. Calder, Stephen E. O’Neil and Barry D. Bramley. Mr. O’Neil retired from board and committee service effective April 30, 2007. Effective May 1, 2007, Geo. Garvin Brown IV joined the committee. As a “controlled company,” we are exempt from the NYSE requirement of having a nominating committee composed entirely of independent directors.
In evaluating candidates for Board membership, the Nominating Committee seeks directors who will best represent the long-term interests of all Brown-Forman stockholders. As articulated in our Corporate Governance Guidelines, the Board’s view is that all Brown-Forman directors should possess the highest personal and professional ethics, integrity, and values. The Board also believes that it is highly desirable for the directors to possess the following qualities: good judgment, skill, independence, civility, business courage, experience with businesses and other organizations of comparable size or character, and they should lack possible conflicts of interest. The Board realizes the critical and unique contribution made by each group of directors — the independents, the family shareholders, and the management representatives — and strives to find the ideal balance among them so that, in the aggregate, the Board can function in the most efficient and effective manner on behalf of all stockholders.
During fiscal 2007, the Board was aware that Mr. O’Neil, a long-time independent director, would face mandatory retirement at the end of the fiscal year. The Board decided that it was in the best interest of the Company and its stockholders to fill the vacancy created by Mr. O’Neil’s departure with another independent director. With the assistance of an outside executive search firm (that was compensated for these services), the committee identified and reviewed the qualifications of various director candidates. The executive search firm recommended William E. Mitchell to the Nominating Committee. The Nominating Committee nominated Mr. Mitchell to the Board, and he was elected a director effective March 12, 2007.
Also during fiscal 2007, the Board took further steps in preparation for the retirement of Owsley Brown II, our Executive Chairman, from management service. Such steps included:
•	the announcement that Geo. Garvin Brown IV will assume the role of Presiding Chairman of the Board of Directors, effective September 27, 2007 (the date of the first Board meeting following Owsley Brown II’s retirement from management service);

•	the announcement that Paul C. Varga will succeed Owsley Brown II as Chairman of Brown-Forman Corporation, effective August 1, 2007; and

•	the election of James S. Welch, Jr. to the Board.
The Nominating Committee has no policy regarding stockholder-nominated director candidates because the Nominating Committee believes that the processes used to date are appropriate for identifying and selecting future Board members. The Nominating Committee does not have a charter.
Executive Sessions of Our Non-Management and Our Independent Directors.
NYSE rules require non-management directors to meet at regularly scheduled executive sessions without management present. Our non-management directors held such a meeting in fiscal 2007. A majority of the directors in attendance selected a presiding director for the meeting. The NYSE also requires companies whose group of non-management directors includes directors who are not “independent” under NYSE listing standards to hold an executive session of just the independent directors at least once per year. Our independent directors held one such meeting in fiscal 2007.
Mandatory Retirement for Directors.
Our By-laws provide that a director may serve on the Board through his or her 70th year, and may continue to serve if the Board finds that such service would significantly benefit Brown-Forman. The Board must make this decision without the participation of the director involved and upon approval of two-thirds of the remaining Board members. The Board made a determination to extend the service of Mr. O’Neil until April 30, 2007. Mr. O’Neil retired from Board service on that date.
How Can You Communicate With Our Board of Directors?
Brown-Forman stockholders and other interested parties may communicate with Brown-Forman’s directors, including the non-management directors as a group, by sending written communications to our Assistant Secretary, Holli H. Lewis, at 850 Dixie Highway, Louisville, Kentucky 40210 or by e-mail at Holli_Lewis@b-f.com. Written communications received will be provided to the individual director or group of directors to whom they are addressed, and copies of such communications will be provided to all other directors; provided, that any communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include customer complaints, solicitations, communications on matters not normally considered at a Board level and communications that relate to irrelevant topics.

STOCK OWNERSHIP
This section describes (i) people who beneficially own 5% or more of our voting stock; and (ii) how much stock our directors and executive officers own.
Voting Stock Owned by “5% Beneficial Owners.”
This table shows each beneficial owner of more than 5% of our Class A Common Stock, our only class of voting stock, as of April 30, 2007. The Securities and Exchange Commission defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power, as well as all shares underlying options or stock appreciation rights that are exercisable within sixty days. Under this definition, beneficial owners may or may not receive any economic benefit (such as dividends or sale proceeds) from the shares attributed to them. Some beneficial owners share voting and investment power as members of advisory committees of trusts of which corporate fiduciaries are the trustees. Using this definition of “beneficial ownership,” certain of the shares shown below are beneficially owned by more than one person, and certain persons in the table beneficially own the same shares. As of the close of business on April 30, 2007, there were 56,870,147 shares of Class A Common Stock outstanding. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the people in this table is 40,508,470 shares, or 71.2% of our outstanding Class A Common Stock

	Amount and Nature of “Beneficial Ownership”
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class

Owsley Brown II	595,886	9,328,994	9,924,880	17.5%
850 Dixie Highway Louisville, Kentucky 40210

J. McCauley Brown	2,051,228 (1)	5,289,221 (2)	7,340,449	12.9%
850 Dixie Highway Louisville, Kentucky 40210

Ina Brown Bond	1,866,749	5,276,117	7,142,866	12.6%
8215 West U.S. Highway 42 Skylight, Kentucky 40026

Owsley Brown Frazier	760,214	5,289,221	6,049,435	10.6%
829 W. Main Street Louisville, Kentucky 40202

	Amount and Nature of “Beneficial Ownership”
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class

W. L. Lyons Brown, Jr.	1,020,100	4,841,404	5,861,504	10.3%
320 Whittington Parkway, Suite 206 Louisville, Kentucky 40222

Geo. Garvin Brown III	103,486	5,486,282	5,589,768	9.8%
6009 Brownsboro Park Blvd., Suite B Louisville, Kentucky 40207

Laura Lee Brown	57,254	5,452,764	5,510,018	9.7%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

Martin S. Brown, Sr.	0	5,498,297	5,498,297	9.7%
5214 Maryland Way, Suite 405 Brentwood, Tennessee 37027

Laura Frazier	157,049	5,289,221	5,446,270	9.6%
1141 Rostrevor Court Louisville, Kentucky 40205

Jean W. Frazier	276,110	4,888,985	5,165,095	9.1%
4810 Cherry Valley Road Prospect, Kentucky 40059

Sandra A. Frazier	13,456	4,888,985	4,902,441	8.6%
304 Liberty Street, Suite 200 Louisville, Kentucky 40202

Alanson B. Houghton	0	4,888,985	4,888,985	8.6%
60 East 42nd Street, Suite 3410 New York, New York 10165

Garvin Brown Deters	111,459	2,962,263	3,073,722	5.4%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

Campbell P. Brown	0	3,085,661	3,085,661	5.4%
850 Dixie Highway Louisville, Kentucky 40210

	Amount and Nature of “Beneficial Ownership”
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class

Laura Lee Gastis	39,459	2,962,263	3,001,722	5.3%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

Geo. Garvin Brown IV	0	2,997,744	2,997,744	5.3%
Regent Arcade House 19-25 Argyll Street London, W1F 7TS United Kingdom

Dace Brown Stubbs	2,000	2,885,323	2,887,323	5.1%
135 Sago Palm Road Vero Beach, Florida 32963

Marshall Farrer	110	2,885,323	2,885,433	5.1%
850 Dixie Highway Louisville, Kentucky 40210

Dace Polk Maki	0	2,885,323	2,885,323	5.1%
PO Box 91206 Louisville, Kentucky 40291

(1)	J. McCauley Brown holds sole investment power over 314,918 shares of Class A Common Stock, and sole voting power over 2,051,228 shares of Class A Common Stock.

(2)	J. McCauley Brown holds shared voting power over 5,289,221 shares of Class A Common Stock, and shared investment power over 5,867,027 shares of Class A Common Stock.

Stock Beneficially Owned by Directors and Executive Officers.
The following table shows the “beneficial ownership” of our Class A and Class B Common Stock as of June 1, 2007, of each director nominee, each executive officer named in the Summary Compensation Table for Fiscal 2007 on page 37, and of all directors and executive officers as a group. Some shares shown below are beneficially owned by more than one person. As of the close of business on June 1, 2007, there were 56,913,097 shares of Class A Common Stock and 66,388,156 shares of Class B Common Stock outstanding. In computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, which includes shares owned by persons not named in the table, we counted each share only once.

	Class A Common Stock					Class B Common Stock
	Voting & Investment			Sole & Shared Voting &		Investment Power			Sole & Shared
	Power			Investment Power					Investment Power
					% of					% of
Name	Sole		Shared	Total	Class	Sole		Shared	Total	Class

James L. Bareuther	15,805	(2)	0	15,805	*	97,770	(2),(3)	0	97,770	*
Patrick Bousquet-Chavanne	0		0	0	*	10,119	(3)	0	10,119	*
Barry D. Bramley	200		2,000	2,200	*	42,966	(3)	0	42,966	*
Geo. Garvin Brown IV	0		2,997,744	2,997,744	5.3%	7,292	(3),(5)	0	7,292	*
Martin S. Brown, Jr.	75,618		2,352,502	2,428,120	4.3%	4,274	(3)	2,686,930	2,691,204	4.1%
Owsley Brown II	595,886		9,328,994	9,924,880	17.5%	483,400	(3)	8,578,197	9,061,597	13.7%
Donald G. Calder	12,000		12,000	24,000	*	24,290	(3)	0	24,290	*
Michael B. Crutcher	28,720	(2)	0	28,720	*	39,188	(2),(3)	0	39,188	*
Sandra A. Frazier	13,456		4,888,985	4,902,441	8.6%	4,398	(3)	0	4,398	*
Richard P. Mayer	6,000		0	6,000	*	28,457	(3)	0	28,457	*
William E. Mitchell	0		0	0	*	1,262	(3)	0	1,262	*
Matthew R. Simmons	10,000		35	10,035	*	26,310	(3)	0	26,310	*
William M. Street	1,121,098	(4)	552,276	1,673,374	2.9%	210,536	(3)	0	210,536	*
Dace Brown Stubbs	2,000		2,885,323	2,887,323	5.1%	33,549	(3)	0	33,549	*
Paul C. Varga	54,150	(2)	0	54,150	*	62,481	(2),(3)	0	62,481	*
James S. Welch, Jr.	9,226		0	9,226	*	46,236	(3)	0	46,236	*
Phoebe A. Wood	10,225	(2)	0	10,225	*	93,226	(2),(3),(5)	0	93,226	*
All Directors and Executive Officers as a Group (19 persons, including those named above)(6)	1,958,177	(7)	23,019,859	24,974,385	43.9%	1,245,112	(7),(8)	11,265,142	12,510,254	18.9%

*	Represents less than 1% of the class.

(1)	The address for each of the persons named in the table is 850 Dixie Highway, Louisville, Kentucky 40210.

(2)	Includes restricted stock. For Mr. Bareuther, 15,805 Class A shares and 5,216 Class B shares; for Mr. Crutcher, 13,394 Class A shares and 4,320 Class B shares; for Mr. Varga, 54,002 Class A shares and 7,587 Class B shares; for Mr. Welch, 9,226 Class A shares and 6,322 Class B shares; for Ms. Wood, 10,225 Class A shares and 3,797 Class B shares. Please see the Outstanding Equity Awards as of April 30, 2007 table found on page 40 for additional information.

(3)	Includes Class B Common stock options and stock appreciation rights (SARs) that are exercisable as of July 30, 2007 (60 days after June 1, 2007) as follows: James L. Bareuther — 84,056 options; Patrick Bousquet-Chavanne — 451 options, 9,668 SARs; Barry D. Bramley — 29,614 options, 9,668 SARs; Geo. Garvin Brown IV — 3,103 options; Martin S. Brown, Jr. — 2,760 SARs; Owsley Brown II — 481,042 options; Donald G. Calder — 19,107 options, 5,183 SARs; Michael B. Crutcher — 27,934 options; Sandra A. Frazier — 2,760 SARs; Richard P. Mayer — 17,274 options, 5,183 SARs; William E. Mitchell — 1,262 SARs; Matthew R. Simmons — 10,642 options, 9,668 SARs; William M. Street — 197,639 options, 5,183 SARs; Dace Brown Stubbs — 28,366 options, 5,183 SARs; Paul C. Varga — 52,412 options; James S. Welch, Jr. — 39,914 options; and Phoebe A. Wood - 86,911 options. Please see the Outstanding Equity Awards as of April 30, 2007 table found on page 40 for additional information.

(4)	Includes 29,000 shares pledged as security.

(5)	Includes Class B Common Stock held in the Company’s 401(k) plan as of the close of business June 1, 2007. For Mr. Brown, 2,955 shares; for Ms. Wood, 2,038 shares.

(6)	“All directors and executive officers as a group” includes 19 persons, including those directors and officers named in the table. In calculating the aggregate number of shares and percentages owned by all directors and executive officers as a group, we counted each share only once.

(7)	Includes 106,303 shares of Class A and 27,242 shares of Class B restricted stock held by all directors and executive officers as a group.

(8)	Includes 1,107,635 Class B stock options and 108,530 Class B stock appreciation rights (SARs) held by all directors and executive officers as a group that are exercisable as of July 30, 2007 (60 days after June 1, 2007).
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and “beneficial owners” of more than 10% of our Class A Common Stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2007 these persons reported all transactions on a timely basis, except that, through oversight, the Company failed to timely file (three days late) on William E. Mitchell’s behalf, a Form 4 to report the acquisition of 1,231 stock appreciation rights for Class B Common Stock.

AUDIT COMMITTEE
This section contains a report from the Audit Committee of the Board of Directors and sets forth the fees paid to our independent registered public accounting firm during fiscal 2006 and fiscal 2007.
Audit Committee Report.
During fiscal 2007, Mr. Mayer (Chairman), Mr. Calder and Mr. O’Neil served on the Audit Committee of the Board of Directors. On April 30, 2007, Mr. O’Neil retired from the Board of Directors and committee service, including the Audit Committee. Mr. Mayer announced his resignation as Audit Committee Chairman effective April 30, 2007, but continued to serve as an Audit Committee member through June 14, 2007. Effective May 1, 2007, Mr. Bramley, Mr. Mitchell, and Mr. Street were appointed members of the Audit Committee. Mr. Calder was named Chairman and Mr. Street, Vice Chairman.
In addition to the NYSE requirement that Audit Committee members satisfy the NYSE director independence standard, audit committee members must comply with the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee satisfies these standards. The Board has determined that each member of our Audit Committee is “financially literate” within the meaning of the NYSE rules and that Mr. Bramley qualifies as an “audit committee financial expert,” as defined under SEC rules. Mr. Mayer served as the designated “audit committee financial expert” during fiscal 2007.
The Audit Committee has a charter, which is reviewed annually, and was last amended by the Board on May 23, 2007. The charter sets forth the Audit Committee’s responsibilities and satisfies the standards of the NYSE and the SEC. The Audit Committee Charter is posted on our website (www.brown-forman.com) and is available in print at no charge by writing to our Assistant Secretary, Holli H. Lewis, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing her at Holli_Lewis@b-f.com.
To place the Audit Committee’s role in context, the committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for establishing and maintaining the Company’s internal controls, for preparing the financial statements and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report on its audit. The independent auditor also issues a report on the effectiveness of the Company’s internal control over financial reporting and management’s assessment of internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent auditor on behalf of the Board of Directors. On behalf of the Board, the Audit Committee retained PricewaterhouseCoopers LLP as independent auditor to audit our consolidated financial statements and our internal controls over financial reporting for fiscal 2007 and to attest to management’s report on internal control over financial reporting.
The Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the fiscal year ended April 30, 2007. In addition, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s system of internal controls. These discussions included meetings with PricewaterhouseCoopers LLP in executive session without representatives of management present.
The Audit Committee discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). PricewaterhouseCoopers LLP provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with PricewaterhouseCoopers LLP the firm’s independence and ability to conduct the audit. The Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company is compatible with maintaining auditor independence.
Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2007.
AUDIT COMMITTEE
Donald G. Calder, Chairman
William M. Street, Vice Chairman
Barry D. Bramley
Richard P. Mayer (resigned effective June 15, 2007)
William E. Mitchell
Fees Paid to Independent Registered Public Accounting Firm.
The following table shows the fees that the Company paid or accrued for the audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2006 and 2007.

	2006		2007
Audit Fees	$909,400	(1)	$1,528,400
Audit-Related Fees	345,000	(1)	229,500
Tax Fees	64,900	(2)	0

Total	$1,319,300		$1,757,900

(1)	This amount includes a reclassification of $68,000 from Audit Fees to Audit-Related Fees, which appeared in our 2006 Proxy Statement.

(2)	Amount includes $29,900 (or 46%) for Tax Fees approved by the Audit Committee in accordance with Rule 2-01 of Regulation S-X.
Audit Fees. This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, attestation services relating to the report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, services normally provided in connection with statutory and regulatory filings or engagements, and a statutory audit required by a foreign jurisdictions.
Audit-Related Fees. This category consists principally of assurance and other services related to acquisition and divestiture activities, and audits of employee benefit plans.
Tax Fees. This category consists principally of tax return preparation for expatriate employees and tax advice and returns for foreign subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.
The Audit Committee approved the fiscal 2007 audit and non-audit services provided by PricewaterhouseCoopers LLP. The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.
The Audit Committee pre-approves both the type of service to be provided by PricewaterhouseCoopers LLP and their estimated fees. The Audit Committee has delegated to its Chairperson authority to pre-approve proposed audit and non-audit services that arise between meetings, with the understanding that the decision to approve the service be reviewed at the next scheduled Audit Committee meeting. During the approval process, the Audit Committee considers the impact of the type of service on the independence of the auditor. Services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent auditor. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
The Audit Committee has adopted other policies in an effort to further protect the independence of our independent auditor. The Audit Committee must pre-approve PricewaterhouseCoopers LLP’s rendering of personal financial and tax advice to any of the Company’s designated executive officers. In addition, the Audit Committee has adopted a policy that restricts the Company’s ability to hire current and former employees of our independent auditor.

EXECUTIVE COMPENSATION
This section explains our compensation philosophy and all material elements of the compensation we provide to our Named Executive Officers and Directors.
Overview.
The following provides a brief overview of the more detailed disclosure set forth in the “Compensation Discussion & Analysis” section that begins on page 24.
•	The objective of our compensation program is to recruit, retain, and motivate talented and diverse domestic and international executives

•	We provide our executive officers with the following types of compensation: salary, cash-based short-term incentives, cash-based long-term incentives, and equity-based long-term incentives

•	We target total compensation at the 55th to 65th percentile of market data

•	We encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business and individual performance goals

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders

•	Short-term incentives support our “pay-for-performance” compensation philosophy; while long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals and on sustainable growth and performance

•	We have never backdated or re-priced equity awards. We do not time our equity award grants relative to the release of material non-public information

•	We offer our executive officers limited basic perquisites — an annual car allowance and reimbursement for certain financial-planning-related expenses

•	Our executive officers do not have employment, severance or change-in-control agreements

•	Our executives participate in the same group benefit programs available to all employees

•	We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans

•	We do not offer deferred compensation

•	Excellent Company performance for fiscal 2007 resulted in short and long-term incentive compensation payouts well above their target amounts

•	The market prices of our Class A and Class B Common Stock declined during fiscal 2007. This decline negatively impacted the value of our executives’ accumulated equity-based incentives during fiscal 2007

•	We believe our executive compensation program achieves the program’s objective in a reasonable and efficient manner
Compensation Discussion and Analysis.
Compensation Committee. The Compensation Committee (the “Committee”) of our Board of Directors oversees the compensation of our directors, officers, and employees. The Committee is composed of three directors, each of whom the Board has determined qualifies as an independent director under the NYSE listing standards. As provided in its charter, the Committee endeavors to ensure that our compensation programs are designed to enable us to recruit, retain, and motivate talented and diverse domestic and international executives, while supporting organizational objectives and stockholder interests.
During fiscal 2007, our executive officers were divided into three groups:
•	the Corporate Executive Chairman, Owsley Brown II

•	the Chief Executive Officer (“CEO”), Paul Varga

•	other senior executive officers
The Committee, with input from our CEO, has the sole authority to determine the compensation of our Corporate Executive Chairman. The Committee, with input from the Corporate Executive Chairman, determines the compensation of our CEO; and, the Committee, with input from the Management Compensation and Benefits Committee, the Corporate Executive Chairman, and the CEO, determines the compensation of our other senior executive officers.
The Management Compensation and Benefits Committee and the compensation and benefits group within our Human Resources Department support the Committee in the performance of its responsibilities. Neither the Company nor the Committee routinely engages an outside consultant to determine the amounts or forms of executive or director compensation, but both utilize data provided by independent outside compensation consultants. In the past, such consultants have included Towers Perrin, Hewitt Associates, the Hay Group, and Mercer Human Resources Consulting.

Compensation Philosophy. The overarching objective of our compensation program is to recruit, retain, and motivate talented and diverse domestic and international executives who will enable us to become the best brand-builder in the wine and spirits industry. In support of this objective, our compensation program has the following primary goals:
•	To reward employees for their daily efforts in support of the Company’s business strategies through competitive pay practices

•	To encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business and individual performance goals

•	To align the interests of our executives with those of our stockholders through the use of equity-based compensation
Compensation Offered. We offer the following compensation and employee benefits to those executive officers whose names appear in the Summary Compensation Table on page 37 (our “Named Executive Officers” or “NEOs”):
•	Salary

•	Holiday bonus, which we consider part of salary

•	Annual short-term cash incentive compensation

•	Long-term cash and equity incentive compensation

•	Other benefits that are available to all salaried employees

•	Limited personal benefits and perquisites

•	Limited post-termination compensation and benefits
Our NEOs do not have employment, severance or change-in-control agreements. We believe this is consistent with our performance-based employment and compensation philosophy. For more information on potential payments upon termination or change-in-control events, please see the section “Potential Payments Upon Change-in-Control or Termination” found on page 45. In addition, we do not offer non-qualified deferred compensation account programs to any of our employees, including our NEOs. We do, however, offer our NEOs participation in a non-qualified Supplemental Excess Retirement Plan, which provides monthly pension benefits in excess of federal pension limits.
We believe that in order to recruit, retain, and motivate high-caliber executives, our executive compensation must be competitive. Therefore, it is the Committee’s practice to target total compensation at the 55th to 65th percentile of market data, with the ability to attain top quartile total compensation if business performance exceeds targeted goals (or below market compensation for periods of business underperformance). With respect to the NEOs, the Committee relies in part upon customized compensation survey data provided by Towers Perrin to determine total compensation and what portion of total compensation to allocate to salary, short-term incentive compensation, and long-term incentive compensation. The survey data includes salary, incentive compensation, and internal pay equity information from manufacturing and consumer products companies with whom we may compete for executive talent, companies of comparable size and complexity, and companies that are recognized for their brand leadership. Surveyed companies include Coca-Cola, Diageo North America, H. J. Heinz, Hershey Foods Corporation, Pepsico, Procter & Gamble, and Wm. Wrigley Corporation. The Committee utilizes this information to understand prevailing market practices, to make decisions related to total compensation, and to apportion pay across the various elements of compensation. The Committee may periodically cross-check the Towers Perrin data with the data of other outside independent compensation consultants to ensure the information’s reliability.
Principal Elements of Compensation.
Base Salary. Each year the Committee determines the salaries for the Corporate Executive Chairman and CEO and approves the salaries of the other Named Executive Officers as recommended by the Management Compensation and Benefits Committee. We pay our NEOs a salary as a means to recognize their significant responsibilities and reward them for their daily efforts at making us the best brand builder in the wine and spirits industry. It is our practice to offer our NEOs a salary within the 55th to 65th percentile of market. We believe this furthers our objective of attracting, retaining, and motivating talented executives.
The Committee reviews the NEOs’ salaries annually and determines any increase or decrease based on merit budget guidelines and the results of an individual performance review. Any increase or decrease may also be based upon a change or evolution of duties or other unusual circumstance that would warrant adjustment to compensation. (This could include, for example, a change in the market value of the job). Executive merit salary adjustments are generally effective August 1 of each year, but promotional increases generally take place at the time of promotion, which may be at any time throughout the year.
Salary is paid in cash twice per month. The holiday bonus, which we consider part of salary, is paid in cash near calendar year end and is calculated as follows:

Length of Continuous Service	Amount of Holiday Bonus
3 months but less than 6 months	1/8 of monthly salary
6 months but less than 5 years	1/4 of monthly salary
5 years but less than 10 years	3/8 of monthly salary
10 years or more	1/2 of monthly salary
The salaries earned by our NEOs for fiscal year 2007 are reflected in the column under the heading “Salary” in the Summary Compensation Table found on page 37.

Incentive Compensation.
     General. We provide our executives with both short-term and long-term performance-based incentive compensation opportunities. On July 22, 2004, our stockholders approved the 2004 Omnibus Compensation Plan (the “Plan”), an incentive compensation plan designed to award participants for individual and Company performance. Officers, employees, and non-employee directors of the Company, its subsidiaries and affiliates are eligible to participate in the Plan. The Plan permits the following types of awards: stock options, stock appreciation rights (SARs), stock, restricted stock, market value units, performance units, and cash. All short-term and long-term incentive compensation paid by the Company is administered pursuant to the terms and conditions of the Plan.
Within 90 days following the commencement of the fiscal year, the Compensation Committee establishes with respect to the NEOs various performance goals and corresponding potential payment amounts that may be earned as either short-term or long-term incentive compensation. Following the completion of the relevant performance period, the Committee determines whether the applicable performance targets have been achieved and the amounts, if any, payable to the NEOs. In determining the amount earned by a NEO for a given performance period, the Committee may reduce (but not increase) the amount payable at a given performance level to account for factors the Committee deems relevant to the assessment of individual or corporate performance. Under the terms of the Plan, performance goals are limited to certain Company, affiliate, operating unit or division financial performance measures. Performance goals may be expressed on an absolute or relative basis, and may take into account the exclusion of certain items deemed appropriate by the Committee.
     Short-Term Incentive Compensation. The Company provides an annual short-term incentive compensation opportunity, payable in cash and based upon a pre-determined percentage of the executive’s base salary, dependent upon the achievement during the fiscal year of certain business performance goals. This type of compensation supports our objective of encouraging a pay-for-performance environment.
The short-term incentive compensation opportunity at target and target performance goals are communicated to executives shortly following the beginning of the fiscal year. A threshold performance level is also communicated, which level must be achieved before any short-term incentive compensation is paid. From that threshold, short-term incentive compensation increases with the Company’s financial performance, and is capped at 200% of target. If the threshold performance level is satisfied, the short-term incentive compensation actually awarded is based upon how much the Company’s financial performance exceeds or is less than the performance target. Short-term incentive compensation is forfeited if the executive voluntarily terminates employment or is discharged for cause during the fiscal year.

     Short-Term Incentive Performance Goals. For fiscal 2007, the short-term performance goals for the NEOs were based on “depletion-based operating income.” The Committee believes that this is the most relevant measure by which to assess the Company’s short-term business performance. The fiscal 2007 performance goals, as determined and communicated to the NEOs by the Compensation Committee within the first 90 days of the performance period, were as follows:

		Depletion-Based
Attainment Point	Payout(1)	Operating Income(2)
Threshold	0%	$520.3
Target	100%	$560.7
Maximum	200%	$601.2

(1)	Payout based upon a pre-determined percentage of Base Salary. Payout between two points is interpolated using a straight line method.

(2)	Dollars in millions. “Depletions” are shipments from wholesaler distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand. Operating income between two points is interpolated using a straight line method. A reserve was approved to exclude certain items as deemed appropriate by the Committee. The Committee reserves the right to discretionarily adjust downward (but never upward) any award produced by this formula.
Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table found on page 37 for more information on the short-term incentive compensation we pay to our NEOs, including amounts actually earned for fiscal 2007.
     Long-Term Incentive Compensation. We provide our executives with a long-term incentive compensation opportunity based on rolling three-year performance cycles. Long-term incentives are intended to focus our executives on our long-range strategic goals and on the sustainable growth and performance of our brands. Long-term incentive compensation also serves as a retention mechanism for our experienced executives.
The long-term incentive compensation opportunity contains both cash-based and equity-based awards, and is generally established in accordance with the following process: The total long-term incentive compensation opportunity for each NEO is initially determined as a cash amount. The Committee, with input from both the Corporate Executive Chairman and the CEO, then decides for the other NEOs what portion of the award should be delivered via performance-based restricted stock. The Company has chosen not to adopt minimum stock ownership requirements for NEOs. However, in making its decision regarding how much of a long-term award should be delivered via performance-based restricted stock, the Committee examines the equity holdings of each NEO from all sources — personal holdings, holdings from past incentive-based awards, and holdings within the executive’s 401(k) plan account, if any. The Committee feels that the use of equity-based compensation furthers the goal of aligning executives’ interests with those of Company stockholders by linking compensation to equity price growth.
After making its decision regarding restricted stock allocation, the Committee then relies on each NEO’s individual election as to what percentage of the remainder of the long-term award should be delivered via either Stock Appreciation Rights (“SARs”) or additional Restricted Stock. Not more than 50% of any executive’s total long-term compensation award is allocated to equity. Therefore, a minimum of 50% of each NEO’s long-term incentive compensation award is cash-based. Under this partly mandated, partly elective process, it is possible to have some executives with equity awards that include both SARs and restricted stock, just restricted stock, or just SARs. All equity awards to NEOs are granted on the date of the Company’s annual stockholders meeting in late July. To provide flexibility in retirement planning, executives who are older than 62 or who will attain age 62 during the fiscal year are not required to have an equity component to their long-term incentive compensation award.
Long-term cash incentives are forfeited if an executive voluntarily terminates employment (prior to retirement eligibility) or is discharged for cause during the three-year performance period. Long-term equity incentives contain forfeiture provisions that vary based on type of grant, date of grant and nature of separation from the Company (death, disability, discharge for cause, voluntary termination or retirement). For more information regarding potential payments upon termination or change-in-control events, please see the section “Potential Payments Upon Change-In-Control or Termination” found on page 45.
In fiscal 2007, the long-term compensation awards to NEOs were delivered via three elements: restricted stock, stock appreciation rights, and cash.
•	Restricted Stock. The number of shares of performance-based restricted stock the Committee awarded for fiscal 2007 was determined by multiplying the cash value of a NEO’s target opportunity designated for restricted stock by the performance adjustment factor for fiscal 2007, and dividing that product by the value of our Class A Common Stock as of the close of trading on the date of grant, July 27, 2006. Restricted shares may not be transferred for five years following the date of grant, after which time the shares become fully vested and are freely transferable. The shares are forfeitable should the NEO voluntarily terminate employment (prior to retirement eligibility) during the restriction period. Restricted stock vests on a pro rata basis upon retirement, death or involuntary termination for reasons other than for cause. NEOs receive cash dividend payments on the shares following their issuance to reinforce the ownership value of these shares and linkage to stockholders. For more information on the restricted shares awarded for fiscal 2007, please see the Grants of Plan Based Awards for Fiscal 2007 and Outstanding Equity Awards as of April 30, 2007 tables set forth on pages 39 and 40, respectively.

•	Stock-settled Stock Appreciation Rights. The number of Class B Common stock-settled stock appreciation rights (SARs) awarded to our NEOs for fiscal 2007 was determined by dividing the cash value of the opportunity designated for SARs by the Black-Scholes value of an SAR as of the close of trading on the date of grant, July 27, 2006. (In essence, the executive must “purchase” or “invest in” the SARs by giving up the right to the cash incentive opportunity.) Hewitt Associates provided us with the Black-Scholes calculation. The SARs are not exercisable until the first day of the third fiscal year following the grant date, and are exercisable for seven fiscal years thereafter (i.e., SARs granted July 27, 2006 are exercisable May 1, 2009, and expire on April 30, 2016).

Prior to fiscal 2006, the Committee granted non-qualified stock options as part of the long-term incentive compensation opportunity (instead of SARs). These options are non-qualified stock options that are not exercisable until the first day of the third fiscal year following the grant date, and are exercisable for seven fiscal years thereafter. The number of options granted was determined (in the same manner as SARs) by dividing the cash value of the designated cash incentive opportunity by the Black-Scholes value of an option as of the close of trading on the date of grant.

•	Long-Term Cash Opportunity. The non-equity portion of a NEO’s long-term incentive compensation award is a cash opportunity tied to a three-year performance period. Long-term cash awards at target and target performance goals are communicated to the NEOs shortly following the beginning of the fiscal year. A threshold performance level, which must be achieved before any long-term incentive compensation is paid, is also communicated. From that threshold, long-term cash compensation increases with the Company’s financial performance. If the threshold performance level is satisfied, the amount of long-term cash actually awarded is based upon how much the Company’s financial performance exceeds or is less than the performance target.
     Long-Term Incentive Performance Goals. For the long-term incentive compensation performance period that ended in fiscal 2007 (i.e., for the three-year performance period comprising fiscal 2005 through fiscal 2007), the performance goals as communicated within the first 90 days of the performance period were:

		Business Value Added
Attainment Point	Payout(1)	(BVA)(2)(3)(4)
Threshold	0%	$402.6
Target	100%	$513.9
Excellent	200%	$580.3

(1)	Payout based upon a pre-determined percentage of Base Salary. Payout between two points is interpolated using a straight line method. Long-term bonus is uncapped, but the 200% attainment point is shown for information.

(2)	Dollars in millions. BVA is after-tax operating income for the three-year performance period, less a charge for average capital employed in the business over the three years. The Committee believes that this is the most relevant measure by which to assess the Company’s business performance over this period because it reflects the growth of the Company after considering operating expenses. A reserve was approved to exclude certain items as deemed appropriate by the Committee.

(3)	BVA between two points, or above “Excellent” is interpolated or extrapolated using a straight line method. The Committee reserves the right to discretionarily adjust downward (but never upward) any award produced by the above formula.

(4)	BVA shown is for the Company as a whole. Certain NEOs had a portion or all of their long-term incentives for this performance period tied to individual business unit goals.

Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2007 found on page 37 for more information on the cash portion of the long-term incentive compensation we pay to our NEOs. Please see the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table found on page 37, and the columns related to equity awards of the Grants of Plan-Based Awards Table found on page 39, and the entire Outstanding Equity Awards as of April 30, 2007 table found on page 40 for more information on the equity portion of long-term incentive compensation we pay to our NEOs.
Compensation of the Chief Executive Officer and Corporate Executive Chairman — Overview. In fiscal 2006, in light of Mr. Brown’s decision to begin his transition toward retirement, the Company split the duties of Chairman and CEO into two separate and distinct roles:
•	A CEO, reporting to the Board, who is the highest ranking decision maker in management. The CEO is responsible to the Board for carrying out the Company’s business strategies and achieving the Company’s financial goals.

•	A Corporate Executive Chairman, reporting to the Board, who is the chief advocate of the long-term interests of all of the stockholders.
For fiscal 2007, the Company continued with the planned transition of duties from Owsley Brown II to Paul C. Varga, as Mr. Brown prepares for his retirement. The Committee consulted with Hewitt Associates to gather market data on retirement transitions such as ours. The Committee also examined market data related to the position of corporate executive chairman and market data related to compensation of chief executives of consumer products and manufacturing companies with $2 to $3 billion in annual sales. Based on the results of the market data, the Committee developed a framework to set compensation for our top two executives. Primarily, the Committee determined as follows:
•	To use salary and short-term incentive compensation within a corridor that runs from the 55th to 65th percentiles as a benchmark, while considering tenure and experience

•	To target long-term incentive compensation at the 50th market percentile

•	To target Chairman total compensation at approximately 65% of the CEO benchmark data

•	To continue Mr. Brown’s pay in a way that considers his short remaining term
Compensation of the Chief Executive Officer. In setting the pay of the CEO, the Committee considered the pay philosophy of the Company, market data, the experience and performance of the incumbent, the performance of the Company, internal pay equity data and an individualized analysis of Company stock holdings. In determining compensation adjustments for fiscal 2007, the Committee gave special consideration to Mr. Varga’s successful transition into the role of CEO during fiscal 2006. Mr. Varga’s total compensation at target for fiscal 2007 reflects a 35% increase over his fiscal 2006 total compensation at target. This increase signals that the CEO is the top executive within the Company, and brings Mr. Varga’s compensation closer to the desired market target.

Salary for the CEO. Effective August 1, 2006, which is the normal annual date for executive salary adjustments, the Committee increased Mr. Varga’s annual salary to $975,000. The increase reflected a combined merit increase, phase-in of a promotional increase for promotion to CEO, and market adjustment. Because this increase was effective in the fourth month of the fiscal year, his fiscal 2007 salary was $945,000, an increase of 18% over fiscal 2006 salary.
Short-Term Incentive Compensation for the CEO. With respect to short-term incentive compensation, two events occurred during fiscal 2007:
(1)	Payment of fiscal 2006 short-term incentive compensation was made early in fiscal 2007 in the amount of $1,130,134, which was an amount above target produced by the excellent fiscal 2006 performance of the Company against pre-set performance goals; and

(2)	The target amount of short-term incentive compensation for fiscal 2007 was designated as $999,178, tied to the attainment of fiscal 2007 performance goals as set by the Committee at the beginning of fiscal 2007. This represents an increase of 60% over his prior year’s short-term incentive compensation at target. The Committee allocated the majority of Mr. Varga’s total compensation increase for fiscal 2007 to short-term incentive compensation because (a) the market data suggested such action, and (b) the Committee wanted the CEO to have a meaningful percentage of his total compensation for the year tied to the short-term financial success of the Company.
Long-Term Incentive Compensation for the CEO. With respect to long-term incentive compensation, several events occurred during fiscal 2007:
(1)	Payment of the cash component of long-term incentive compensation for the performance cycle that began May 1, 2003 and ended April 30, 2006 was made early in fiscal 2007 in the amount of $731,400. This amount was above target because Company performance exceeded the three-year performance goals set at the beginning of the performance period;

(2)	The target amount of long-term cash compensation for fiscal 2007 was designated as $805,891, tied to the attainment of three-year performance goals for fiscal years 2007 through 2009 set by the Committee at the beginning of fiscal 2007. This represents a 33% increase over the prior year’s long-term cash compensation at target because (a) the market data suggested such action, and (b) the Committee wanted the CEO to have a meaningful percentage of his total compensation for the year tied to the long-term financial success of the Company; and

(3)	The Company granted Mr. Varga a restricted stock award in the initial cash value amount of $805,891. Under the terms of the award, the initial cash value will be adjusted for operating income performance during fiscal 2007 and converted into shares of Brown-Forman Corporation Class A Common Stock, which are restricted from sale or transfer through April 30, 2011. This element of compensation furthers our goal of aligning the interests of our executives with those of our stockholders.

CEO’s Total Compensation. As a result, the primary elements of Mr. Varga’s total compensation for fiscal 2007 are targeted to be $3,555,960, assuming all performance targets for the Company are met, and including the target value for long-term incentives that will be earned over future years. Mr. Varga’s actual compensation will vary from this amount, depending upon the actual performance of the Company and its stock over time. Please see the Summary Compensation Table for Fiscal 2007 on page 37 for additional information.
Compensation of the Corporate Executive Chairman. The term “Corporate Executive Chairman” indicates that our Chairman remains both an active executive employee of the Company as well as Chairman of the Corporation. In setting his pay, the Committee considered the pay philosophy of the Company, pertinent survey data, the experience and performance of the incumbent, the performance of the Company, internal pay equity data and an individualized accumulated wealth analysis. This year, the Committee also considered the Corporate Executive Chairman’s planned retirement in calendar 2007. Due to Mr. Brown’s planned retirement, the Committee did not grant any equity-based long-term incentive compensation to Mr. Brown. The Committee believes Mr. Brown’s existing beneficial holdings of Company stock provide excellent linkage with stockholders. Mr. Brown’s total compensation at target reflects a 5% decrease from his fiscal 2006 total compensation at target.
Salary for the Corporate Executive Chairman. Effective August 1, 2006, which is the normal annual date for executive salary adjustments, the Committee adjusted Mr. Brown’s salary to $960,000. Because this adjustment was effective beginning in the fourth month of the fiscal year, his fiscal 2007 salary is $957,600, slightly less than his fiscal 2006 salary.
Short-Term Incentive Compensation for the Corporate Executive Chairman. With respect to short-term incentive compensation, two events occurred during fiscal 2007:
(1)	Payment of fiscal 2006 short-term incentive compensation was made early in fiscal 2007 in the amount of $1,732,665, which was an amount above target produced by the excellent fiscal 2006 performance of the Company against pre-set performance goals; and

(2)	The target amount of short-term incentive compensation for fiscal 2007 was designated as $1,044,836, tied to the attainment of fiscal 2007 performance goals set by the Committee at the beginning of fiscal 2007.
Long-Term Incentive Compensation for the Corporate Executive Chairman. With respect to long-term incentive compensation, several events occurred during fiscal 2007:
(1)	Payment of the cash component of long-term incentive compensation for the performance period that began May 1, 2003 and ended April 30, 2006 was made early in fiscal 2007 in the amount of $1,509,375. This amount was above target because Company performance exceeded the three-year performance goals set at the beginning of the performance period;

(2)	The target amount of long-term cash for fiscal 2007 was designated as $443,699, tied to the attainment of three-year performance goals for fiscal years 2007 through 2009 set by the Committee at the beginning of fiscal 2007. This represents a 33% decrease from the prior year’s long-term cash compensation at target; and

(3)	Because of Mr. Brown’s significant Company share holdings and the short time until his retirement, no long-term equity awards were granted to Mr. Brown for fiscal 2007.
Corporate Executive Chairman’s Total Compensation. As a result of these compensation actions, the primary elements of Mr. Brown’s total compensation for fiscal 2007 were targeted to be $2,446,135, assuming all performance targets for the Company are met, including the target value for long-term incentives that will be earned over future years. Mr. Brown’s actual compensation will vary from this amount depending upon the actual performance of the Company. Please see the Summary Compensation Table on page 37 for additional information.
Fiscal 2007 Performance and its Effect on Executive Compensation. Company performance for fiscal 2007 was strong. We substantially exceeded target performance levels for both one-year and three-year performance periods. Therefore, the fiscal 2007 short-term and long-term incentive compensation that was actually paid on June 15, 2007 was significantly higher than the target amounts for these awards.
The market prices of our Class A and Class B Common Stock declined during fiscal 2007. The closing price of our Class A Common Stock on April 28, 2006 (the last trading day prior to the fiscal year end) was $75.46. On April 30, 2007, it was $66.62. Our Class B Common Stock closing price declined from $74.50 on April 28, 2006 (the last trading day prior to the fiscal year end) to $63.93 on April 30, 2007. These price decreases negatively impacted the value of our executives’ accumulated equity-based incentives during fiscal 2007.
Perquisites and Employee Benefits. We provide our NEOs with certain employee benefits that are generally available to all salaried employees including Company-paid group term life insurance equal to two times cash compensation, travel accident insurance, Company matching contributions (up to 5%) to a 401(k) savings plan, medical and dental plans, and a pension that grows with each added year’s service and pay. In addition, we provide our NEOs (other than the Corporate Executive Chairman) with a Company-leased automobile, including automobile insurance, with a total lease value that varies by executive level, and reimburse our NEOs up to $4,000 per year for financial-planning-related expenses. We believe these benefits further our goal of attracting and retaining top executive talent. For more detail on these benefits, please see the “All Other Compensation” column of the Summary Compensation Table found on page 37.
Post-Termination Compensation and Benefits. We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans. Most salaried employees, including our NEOs, participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ compensation during the final ten years of employment. These retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service. Please see the Pension Benefits Table on page 43 for additional information.

Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, including our NEOs, we maintain a nonqualified Supplemental Excess Retirement Plan (SERP). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides accelerated vesting of a portion of retirement benefits for certain key employees who join us mid-career.
We maintain a qualified 401(k) savings plan for most salaried employees. Subject to a maximum the IRS sets annually ($15,500 for calendar 2007), most participants in our 401(k) savings plan may contribute between 1% and 50% of their compensation to their savings plan accounts, although highly compensated employees including our NEOs are limited to contributions between 1% and 16% of their compensation. Our match of participants’ contributions is currently 5% (on the first 5% of the employee’s contribution), and vests fully after four years of service. At termination, the vested balances under a qualified 401(k) saving plan become available to the terminated participant.
For executives who terminate employment prior to retirement age, awards (with the exception of performance-based restricted stock) under incomplete short-term and long-term incentive compensation cycles are forfeited. On May 24, 2007, the Compensation Committee approved the amendment of outstanding restricted stock awards to provide for the mandatory pro-rata vesting of restricted stock awards upon a participant’s involuntary termination for reasons other than a termination for cause. Prior to this action, any pro-rata vesting for involuntary termination was at the discretion of the plan administrator.
For those executives who leave the Company on or after age 55 with at least 5 years of service (considered to be retirees), the incomplete short-term incentive compensation and long-term cash incentive compensation cycles continue in effect, pro-rated, and are paid at the same time and in the same manner as active employee participants. Similarly, stock options and SARs continue to be exercisable for the shorter of their original term, or seven years from the date of retirement.
We believe these programs further our goal of attracting and retaining top executive talent, and serve to encourage executives to make long-term career commitments to us.
Compensation Policies and Practices.
Deductibility of Compensation. Internal Revenue Code Section 162(m) limits to $1 million the amount of annual compensation we may deduct when paid to a NEO. The law does however, allow us to deduct compensation over $1 million if it is “performance based” and paid under a formal compensation plan that meets the Internal Revenue Code’s requirements. We took appropriate steps in defining performance goals under our 2004 Omnibus Compensation Plan to assure the deductibility of all compensation paid to NEOs. To maintain flexibility, we have no policy requiring that all NEO compensation be fully deductible. However, the Committee expects the Company to be able to deduct all fiscal 2007 compensation.
Equity Award Grants. We have an equity award grant policy that requires the grant date of any award to be the date of the applicable plan administrator or Board meeting at which such award was approved, and the grant price to be the closing price of the relevant class of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information. We have never re-priced or back-dated options granted under any of our equity compensation plans, and the 2004 Omnibus Compensation Plan specifically prohibits these practices.
Compensation Recoupment; Adjustments Based on Prior Awards. We do not have a policy that requires the adjustment or recovery of awards or payments made to our executive officers if the performance measures on which such awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In setting each year’s compensation, while the Committee is aware of the value of prior years’ incentives, the Committee generally does not adjust future targeted compensation based on realized or realizable values, but continues to rely primarily on market value survey data.
Conclusion. The Committee believes that the Company’s executive compensation program has been successful in achieving the program’s objective of recruiting, retaining, and motivating talented and diverse domestic and international executives who will enable our Company to become the best brand-builder in the wine and spirits industry.
Compensation Committee Report.
We, the Compensation Committee of the Board of Directors of Brown-Forman Corporation, have reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Richard P. Mayer, Chairman
Patrick Bousquet-Chavanne
Matthew R. Simmons

Summary Compensation Table for Fiscal 2007.
The following table sets forth the compensation paid or accrued by the Company for the fiscal year ended April 30, 2007 for services rendered in all capacities by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”).

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
						Incentive	Compen-	Other
				Stock	Option	Plan	sation	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Positions	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Paul C. Varga	2007	945,000	—	690,465	0	2,590,602	413,410	83,544	4,723,021
President and Chief Executive Officer
Phoebe A. Wood	2007	587,969	—	137,542	155,883	982,500	138,741	45,563	2,048,198
Vice Chairman and Chief Financial Officer
Owsley Brown II	2007	957,600	—	0	246,428	3,281,470	1,840,820	14,370	6,340,688
Executive Chairman of the Corporation
James L. Bareuther	2007	526,167	—	204,127	218,514	1,080,620	309,183	49,123	2,387,734
Chief Operating Officer
Michael B. Crutcher	2007	486,750	—	174,340	0	1,166,475	441,519	49,128	2,318,212
Vice Chairman, General Counsel and Secretary

(1)	Salary includes Holiday Bonus.

(2)	NEOs do not receive non-performance-related compensation that qualifies as “Bonus” under SEC Regulations.

(3)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2007, in accordance with SFAS 123(R), related to restricted stock granted in fiscal 2007 as well as prior fiscal years. Pursuant to SEC Regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal year ended April 30, 2007, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

(4)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2007, in accordance with SFAS 123(R), related to options and SARs granted in fiscal 2007, as well as prior fiscal years. Pursuant to SEC Regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal year ended April 30, 2007, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

(5)	Amounts reflect short-term cash incentive compensation for the one-year performance period ended April 30, 2007 and long-term cash incentive compensation for the three-year performance period ended April 30, 2007, as determined by the Compensation Committee at its May 24, 2007 meeting and paid to the NEOs on or about June 15, 2007. Specific amounts include, for Mr. Varga, $1,698,602 short-term cash incentive compensation and $892,000 long-term cash incentive compensation; for Ms. Wood, $425,000 short-term cash incentive compensation and $557,500 long-term cash incentive compensation; for Mr. Brown, $1,776,220 short-term cash incentive compensation and $1,505,250 long-term cash incentive compensation; for Mr. Bareuther, $425,000 short-term cash incentive compensation and $655,620 long-term cash incentive compensation; and for Mr. Crutcher $425,000 short-term cash incentive compensation and $741,475 long-term cash incentive compensation.

(6)	Amounts reflect the change in pension value for each NEO during fiscal year 2007. Specific amounts include, for Mr. Varga, $21,626 change in qualified pension and $391,784 change in non-qualified pension; for Ms. Wood, $24,640 change in qualified pension and $114,101 change in non-qualified pension; for Mr. Brown, $124,269 change in qualified pension and $1,716,551 change in non-qualified pension; for Mr. Bareuther, $55,440 change in qualified pension and $253,743 change in non-qualified pension; and for Mr. Crutcher $75,251 change in qualified pension and $366,268 change in non-qualified pension. We do not offer non-qualified deferred compensation account programs to any of our employees, including our NEOs. Please see the Pension Benefits Table on page 43 for additional information, including assumptions used in the present value calculations.

(7)	Please see the Fiscal 2007 All Other Compensation Table below for additional information on the amounts reflected in this column.
Fiscal 2007 All Other Compensation Table
The following table sets forth each component of the “All Other Compensation” Column of the Summary Compensation Table.

		Cost of		Normal
	401(k)	Company-		Dividends
	Matching	Provided	Cost of	on	Other
	Contrib-	Life	Company-	Restricted	Personal
Name	ution	Insurance	Leased Car	Stock	Benefits(1)	Total

Paul C. Varga	$12,050	$3,120	$19,000	$49,374	$0	$83,544
Phoebe A. Wood	11,375	2,546	14,500	13,142	4,000	45,563
Owsley Brown II	11,250	3,120	0	0	0	14,370
James L. Bareuther	11,180	2,349	14,500	21,094	0	49,123
Michael B. Crutcher	11,213	2,250	14,500	17,165	4,000	49,128

(1)	Reimbursement of financial-planning-related expenses.

Grants of Plan-Based Awards for Fiscal 2007.
The following table sets forth information regarding the equity and non-equity awards granted to our NEOs during fiscal 2007. All such awards were made under our 2004 Omnibus Compensation Plan.

			Estimated Future Payouts			Estimated Future Payouts			All	All
			Under Non-Equity Incentive			Under Equity Incentive			Other	Other
			Plan Awards(2)			Plan Awards			Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number	Number of	or Base	Value of
									of Shares	Securities	Price of	Stock and
			Thres-			Thres-			of Stock	Underlying	Option	Option
	Grant	Descrip-	hold	Target	Maximum	hold	Target	Maximum	or Units	Options	Awards	Awards(3)
Name	Date	tion(1)	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Paul C. Varga		STC	0	999,178	1,998,356
		LTC	0	805,891	1,611,782
	7/27/06	RS							19,208			1,370,015
Phoebe A. Wood		STC	0	250,000	500,000
		LTC	0	316,250	632,500
	7/27/06	RS							2,741			195,500
	7/27/06	SAR								8,567	$70.63	137,573
Owsley Brown II		STC	0	1,044,836	2,089,672
		LTC	0	443,699	887,398
James L. Bareuther		STC	0	250,000	500,000
		LTC	0	305,760	611,520
	7/27/06	RS							2,915			207,917
	7/27/06	SAR								10,934	$70.63	175,579
Michael B. Crutcher		STC	0	250,000	500,000
		LTC	0	375,000	750,000
	7/27/06	RS							2,980			212,500

(1)	STC is short-term incentive compensation payable in cash; LTC is long-term incentive compensation payable in cash; RS is restricted stock; SAR is stock appreciation rights. The number of shares of RS awarded for fiscal 2007 were determined by multiplying the cash value of a NEO’s target opportunity designated for RS by the performance adjustment factor for fiscal 2007, and dividing that product by $71.33, which is the value of our Class A Common Stock as of the close of trading on the date of grant, July 27, 2006, as adjusted for the May 10, 2007 special distribution in partial liquidation of our consumer durables business segment. Restricted shares may not be transferred for five years following the date of grant, after which time the shares become fully vested and are freely transferable. The number of SARs awarded to our NEOs for fiscal 2007 was determined by dividing the cash value of the opportunity designated for SARs by the Black-Scholes value of our Class B Common Stock as of the close of trading on the date of grant, July 27, 2006. SARs are not exercisable until the first day of the third fiscal year following the fiscal year of grant, and are exercisable for seven fiscal years thereafter.

(2)	Amounts represent the potential value of the payouts for short-term incentive compensation opportunity for the fiscal 2007 performance period and the cash component of long-term incentive compensation opportunity for the three-year performance period fiscal 2007 through fiscal 2009, inclusive. No amounts are payable if threshold performance levels are not achieved. Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2007 on page 37 for amounts actually earned in fiscal 2007. STC is capped at 200% of Target; long-term incentive compensation is uncapped, but for point of reference we are showing a Maximum number of 200% of Target.

(3)	Amounts represent the full grant date fair value of each RS and SAR award made during fiscal 2007 as calculated in accordance with SFAS 123(R).

Outstanding Equity Awards as of April 30, 2007.
The following table sets forth the outstanding equity awards held by the NEOs as of April 30, 2007. The year-end values set forth in the table are based on the $66.62 closing price for our Class A Common Stock and $63.93 closing price for our Class B Common Stock, as applicable, on April 30, 2007.

		Option/SAR Awards(1)						Stock Awards(2)
											Equity Incentive
				Equity					Market	Equity Incentive	Plan Awards:
				Incentive Plan				Number	Value of	Plan Awards:	Market or
				Awards:				of Shares	Shares or	Number of	Payout Value
		Number of	Number of	Number of				or Units	Units of	Unearned	of Unearned
		Securities	Securities	Securities				of Stock	Stock	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying	Option			That	That	or Other	or Other
		Unexercised	Unexercised	Unexercised	Exercise	Option		Have Not	Have Not	Rights That	Rights That
	Grant	Options (#)	Options (#)	Unearned	Price	Expiration	Grant	Vested	Vested	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Options (#)	($)	Date	Date	(#)	(#)(3)	Vested (#)	Vested ($)

Paul C. Varga	7/23/98	1,808			29.88	4/30/08
	7/28/99	5,888			30.37	4/30/09
	7/27/00	7,767			24.60	4/30/10
	7/31/01	13,528			33.34	4/30/11
	7/25/02	13,770			31.33	4/30/12
	7/24/03	9,651			38.27	4/30/13
							7/24/03	7,587	485,037
							7/22/04	17,025	1,134,206
							7/28/05	17,769	1,183,771
							7/27/06	19,208	1,279,637
Phoebe A. Wood	5/23/01	17,314			31.54	4/30/11
	7/31/01	17,735			33.34	4/30/11
	7/25/02	22,562			31.33	4/30/12
	7/24/03	14,863			38.27	4/30/13
	7/22/04	14,437			45.44	4/30/14
	7/28/05		8,796		57.74	4/30/15
	7/27/06		8,567		70.63	4/30/16
							7/24/03	3,797	242,742
							7/22/04	4,257	283,601
							7/28/05	3,227	214,983
							7/27/06	2,741	182,605
Owsley Brown II	7/23/98	51,990			29.88	4/30/08
	7/28/99	55,877			30.37	4/30/09
	9/1/99	615			48.78	8/31/07
	7/27/00	81,061			24.60	4/30/10
	7/31/01	64,089			33.34	4/30/11
	7/25/02	81,254			31.33	4/30/12
	7/24/03	81,190			38.27	4/30/13
	7/22/04	64,966			45.44	4/30/14

		Option/SAR Awards(1)						Stock Awards(2)
											Equity Incentive
				Equity					Market	Equity Incentive	Plan Awards:
				Incentive Plan				Number	Value of	Plan Awards:	Market or
				Awards:				of Shares	Shares or	Number of	Payout Value
		Number of	Number of	Number of				or Units	Units of	Unearned	of Unearned
		Securities	Securities	Securities				of Stock	Stock	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying	Option			That	That	or Other	or Other
		Unexercised	Unexercised	Unexercised	Exercise	Option		Have Not	Have Not	Rights That	Rights That
	Grant	Options (#)	Options (#)	Unearned	Price	Expiration	Grant	Vested	Vested	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Options (#)	($)	Date	Date	(#)	(#)(3)	Vested (#)	Vested ($)

James L. Bareuther	7/23/98	8,165			29.88	4/30/08
	7/28/99	11,984			30.37	4/30/09
	9/1/99	615			48.78	8/31/07
	7/27/00	17,796			24.60	4/30/10
	7/31/01	11,908			33.34	4/30/11
	7/25/02	8,659			31.33	4/30/12
	7/24/03	13,610			38.27	4/30/13
	7/22/04	11,319			45.44	4/30/14
	7/28/05		9,780		57.74	4/30/15
	7/27/06		10,934		70.63	4/30/16
							7/24/03	5,216	333,459
							7/22/04	7,508	500,183
							7/28/05	5,382	358,549
							7/27/06	2,915	194,197
Michael B. Crutcher	7/27/00	9,943			24.60	4/30/10
	7/31/01	7,917			33.34	4/30/11
	7/25/02	10,074			31.33	4/30/12
							7/24/03	4,320	276,178
							7/22/04	6,066	404,117
							7/28/05	4,348	289,664
							7/27/06	2,980	198,528

(1)	All option/SAR awards are in Class B Common Stock. Awards with grant dates prior to 7/28/05 are stock options; awards with grant dates of 7/28/05 or later are stock-settled stock appreciation rights. All options and SARs vest and become fully exercisable on the first day of the third fiscal year following the fiscal year of grant.

(2)	Restricted Stock Awards with a July 24, 2003 grant date have an 8-year period of restriction on transferability and were issued in Class B Common Stock; all other Restricted Stock Awards have a 5-year period of restriction on transferability and were issued in Class A Common Stock.

(3)	Values based on the closing prices on April 30, 2007 of Brown-Forman Class A Common Stock of $66.62 and Class B Common Stock of $63.93.

Option Exercises and Stock Vested for Fiscal 2007.
The following table sets forth information with respect to stock options exercised by our NEOs during the 2007 fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired	Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)

Paul C. Varga (2)	600	9,660	—	—
	1,882	78,178	—	—
Phoebe A. Wood (3)	480	7,450	—	—
Owsley Brown II	—	—	—	—
James L. Bareuther (4)	8,498	340,940	—	—
Michael B. Crutcher (5)	600	9,216	—	—

(1)	No stock awards vested during fiscal 2007.

(2)	Mr. Varga exercised 600 stock options for Class B Common Stock on April 4, 2007, with an exercise price of $50 and a market price of $66.10. He also exercised 1,882 stock options for Class B Common Stock on April 4, 2007, with an exercise price of $24.56 and a market price of $66.10.

(3)	Ms. Wood exercised 480 stock options for Class B Common Stock on December 21, 2006, with an exercise price of $50 and a market price of $65.52.

(4)	Mr. Bareuther exercised 8,498 stock options for Class B Common Stock on March 28, 2007, with an exercise price of $24.56 and a market price of $64.68.

(5)	Mr. Crutcher exercised 600 stock options for Class B Common Stock on March 27, 2007, with an exercise price of $50 and a market price of $65.36.

Pension Benefits.
We maintain both tax-qualified and non-qualified supplemental excess retirement plans. The following table sets forth the present value of accumulated pension benefits payable to each of our NEOs under our tax-qualified base plan, the Salaried Employees Retirement Plan, and under our non-qualified excess plan, the Supplemental Excess Retirement Plan, based on the pension earned as of our most recent FAS 87 measurement date, January 31, 2007.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Paul C. Varga	Qualified	19.75	185,864	0
	Non-Qualified	19.75	886,716	0
Phoebe A. Wood	Qualified	5.92	105,196	0
	Non-Qualified	5.92	347,743	0
Owsley Brown II	Qualified	30.00 (2)	1,817,210	0
	Non-Qualified	30.00 (2)	8,558,943	0
James L. Bareuther	Qualified	12.25	347,271	0
	Non-Qualified	12.25	998,804	0
Michael B. Crutcher	Qualified	17.67	545,935	0
	Non-Qualified	17.67	1,508,406	0

(1)	The amount in this column represents the actuarial present value of each NEO’s accumulated pension benefit as of our FAS 87 measurement date, January 31, 2007, using a 6.04% discount rate, age 65 expected retirement age, RP2000CH mortality table, and life annuity form of payment.

(2)	Mr. Brown has accumulated 45.58 years of service with the Company. Amounts payable under both our Qualified and Non-Qualified Plans are based on a maximum of credited service of thirty (30) years.
Brown-Forman Corporation Salaried Employees Retirement Plan. Most of our U.S. salaried employees participate in the tax-qualified Salaried Employees Retirement Plan. This plan is a funded, non-contributory, defined-benefit pension plan that provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest calendar consecutive years’ compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service. No pension benefits were paid to any of the NEOs in fiscal 2007.

Brown-Forman Corporation Supplemental Excess Retirement Plan. U.S. Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, including our NEOs, we maintain a non-qualified Supplemental Excess Retirement Plan (SERP). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the tax-qualified Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides faster vesting for certain key employees who join us mid-career.
The formula to calculate the combined total pension benefit under both plans includes the following factors:
•	Final Average Compensation (“FAC”) is the average of the highest consecutive five calendar years in the last ten calendar years employed. For this purpose, compensation is considered to be salary and short-term incentive compensation (not long-term cash or equity compensation).

•	Social Security Covered Compensation (“CC”) is the average of the Social Security Taxable Wage Base in effect for each calendar year during the 35 years ending with the calendar year in which a participant attains his or her Social Security Retirement age.

•	Credited Service (“Service”) is the number of years and whole months of service the participant is employed by the Company at a location or division that participates in the pension plan, up to a maximum of 30 years.
The formula to determine annual pension for a participant retiring at the regular retirement age of 65 is:
•	1.3% multiplied by FAC up to CC

•	1.75% multiplied by FAC above CC

•	The sum of the above multiplied by Service.

•	Divide by 12 to get the monthly pension (before reduction for early retirement or optional forms of payment).
For example, for someone with FAC of $400,000, CC of $80,000, and Service of 30 years:

•	.013 X $80,000 =	$1,040
•	.0175 X $320,000 =	$5,600

•	Sum	$6,640
•	Times Service	30

•	Annual age 65 Pension	$199,200
•	Divide by	12

•	Monthly Pension	$16,600
Those who retire before age 65 have their monthly pension reduced by 3% for each year (1/4 of 1% for each month) that payments start prior to age 65. Early retirement is available as early as age 55, and NEOs that are currently eligible for early retirement are Owsley Brown II, James L. Bareuther and Michael B. Crutcher. Retirees can also reduce their pension payment to purchase optional forms of payment that protect their spouse or ensure a minimum payment period.

Once the final pension is determined, the federal rules that govern the maximum pension that can be paid under the qualified plan are applied to determine the portion to be paid under the qualified plan, and the remainder becomes payable under the non-qualified pension plan.
We do not offer deferred compensation account programs to any of our employees.
Potential Payments Upon Change-In-Control Or Termination.
We do not provide our NEOs with any contract, agreement, plan or arrangement that allows for payments or benefits upon termination or a change-in-control, and that discriminates in favor of any of the NEOs in scope or terms of operation. Generally, under the terms of the 2004 Omnibus Compensation Plan, all cash and equity-based incentives (other than restricted stock) vest immediately upon a change-in-control for all Plan participants. All cash and equity awards (other than restricted stock) have provisions that permit the plan administrator to provide at least pro-rated vesting in the event of retirement or involuntary termination due to restructuring or job elimination. For executives who terminate employment prior to retirement age, awards (other than restricted stock) under incomplete short-term and long-term incentive compensation cycles are forfeited.
On May 24, 2007, the Compensation Committee approved the amendment of outstanding restricted stock awards to provide for the mandatory pro-rata vesting of restricted stock awards upon a participant’s involuntary termination for reasons other than a termination for cause. Prior to this action, any pro-rata vesting for involuntary termination was at the discretion of the plan administrator.
For those executives who leave the Company on or after age 55 with at least 5 years of service (considered to be retirees), the incomplete short-term incentive compensation and long-term cash incentive compensation cycles continue in effect, pro-rated, and are paid at the same time and in the same manner as active employee participants. Similarly, stock options and SARs continue to be exercisable for the shorter of their original term, or seven years from the date of retirement.
Director Compensation.
Our directors serve one-year terms that begin with their election at the annual stockholders meeting held in late July each year (the “Board Year”). We offer the following types of compensation to our non-employee directors:
•	Annual retainer

•	Meeting fees for Board and committee meetings

•	Equity awards for the Board Year

•	Limited personal benefits and perquisites
The Committee reviews and, if appropriate, adjusts annually, effective August 1, the compensation offered to our non-employee directors. Effective August 1, 2006, our non-employee directors are paid an annual retainer of $35,000, payable in cash, in six installments over the Board Year. A director may elect to receive the retainer, or part of it, in SARs of equivalent value in lieu of cash. In addition to the retainer, non-employee directors receive a meeting fee of $5,000 per Board meeting attended in person ($2,000 if attended telephonically). A committee member receives $5,000 per committee meeting attended in person ($2,000 if attended telephonically). A committee chairman receives an additional fee of $5,000 for chairing the committee meeting ($2,000 if attended telephonically). On behalf of the Audit Committee, its Chairman conducts a quarterly review of the Company’s financial statements with the independent auditor and the Disclosure Control Committee. For each review, he receives a $3,000 fee. Our meeting fees are typically greater than, and our annual retainer is typically less than that provided by comparable companies. The Committee feels this structure appropriately reflects the importance of directors’ attendance and active participation at board and committee meetings.
Each non-employee director also receives an annual grant of $40,000 worth of SARs. All SARs are based upon our Class B Common Stock, and are immediately exercisable. The number of SARs awarded to our non-employee directors for fiscal 2007 was determined by dividing the cash value of the award by the Black-Scholes value of our Class B Common Stock as of the close of trading on the date of grant, July 27, 2006. Hewitt Associates provided us with the Black-Scholes calculation.
With the exception of a newly-approved stipend paid to Geo. Garvin Brown IV, we do not offer our employee directors (Geo. Garvin Brown IV, Owsley Brown II, Paul Varga, and James S. Welch, Jr.) compensation in addition to their employment compensation for serving on our Board, any of its committees, or on the boards or equivalent bodies of any of our subsidiaries. In March 2007, we announced that Geo. Garvin Brown IV would become the Presiding Chairman of our Board of Directors, effective September 27, 2007. On May 24, 2007, the Compensation Committee approved a $10,000 per month ($120,000 per year) stipend to be paid to Mr. Brown for serving in this role. In addition, because Mr. Brown began performing many of the duties associated with the Presiding Chairman position in March when we announced the appointment, the Compensation Committee approved paying this stipend retroactively to March 1, 2007.
We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and provide an additional travel allowance of $3,000 to directors who must travel to Board meetings from outside the United States because of the additional time and effort international travel requires. All of our directors are covered under the Company’s Travel Accident Insurance and D&O Liability insurance programs.
We added three new directors to our Board, effective May 8, 2006, two of whom are non-employee directors. Because they were appointed with just one-quarter of the Board Year remaining, the non-employee directors received pro-rated retainer and meeting fees for that one-quarter year, and also were granted SARs at the May 25, 2006 Board meeting that represented one-quarter of the value provided to full-year non-employee directors for that Board Year. This grant was made using the Black-Scholes Value and Class B Common Stock price on the date of grant, May 25, 2006. We added two more directors to our Board, effective March 12, 2007, one of whom is a non-employee director. Likewise, the non-employee director’s Board Year compensation was pro-rated.

The following table sets forth the compensation we paid to our non-employee directors for their service in fiscal 2007.

					Change in
					Pension
				Non-Equity	Value and
	Fees Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)(3)	($)	Earnings	($)	($)

Patrick Bousquet-Chavanne	72,000	—	38,286	—	—	—	110,286
Barry D Bramley	94,000	—	38,286	—	—	9,005 (4)	141,291
Ina Brown Bond (retired July 26, 2006)	11,000	—	0	—	—	—	11,000
Geo. Garvin Brown III (retired July 26, 2006)	2,000	—	0	—	—	—	2,000
Martin S. Brown Jr. (effective May 8, 2006)	66,167	—	44,889	—	—	—	111,056
Donald G. Calder	91,167	—	38,286	—	—	—	129,453
Owsley Brown Frazier (retired May 7, 2006)	0	—	0	—	—	—	0
Sandra A. Frazier (effective May 8, 2006)	66,167	—	44,889	—	—	—	111,056
Richard P. Mayer	105,167	—	38,286	—	—	—	143,453
William E. Mitchell (effective March 12, 2007)	12,715	—	17,656	—	—	—	30,371
Stephen E. O’Neil (retired April 30, 2007)	108,250	—	38,286	—	—	—	146,536
Matthew R. Simmons	70,000	—	38,286	—	—	—	108,286
William M. Street	66,167	—	38,286	—	—	—	104,453
Dace Brown Stubbs	63,167	—	38,286	—	—	—	101,453

(1)	Amounts in this column include the full value of the retainer, whether paid in cash or converted to SARs at the director’s election. Certain directors received a prorated retainer for a partial year of service. Fees vary based on each board member’s attendance at board and committee meetings and whether such board member is chairman of any particular committee.

(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2007, in accordance with SFAS 123(R), related to SARs granted in fiscal 2007. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal year ended April 30, 2007, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. The grant date fair value for all SARs granted to our non-employee directors (other than Mr. Mitchell) as of July 27, 2006 was $16.46. The grant date fair value of the SARs granted to Mr. Mitchell on March 22, 2007 in respect of his mid-year election to the Board was $14.34. The grant date fair value of the SARs granted to Ms. Frazier and Mr. Martin Brown, Jr. on May 25, 2006 in respect of their mid-year election to the board was $18.00. All Options/SARs granted to non-employee directors are vested and fully exercisable.

(3)	The aggregate number of option/SAR awards outstanding for each of our non-employee directors as of April 30, 2007 was as follows: For Mr. Bousquet-Chavanne, 10,119; for Mr. Bramley, 39,282; for Mr. Martin Brown, Jr., 2,760; for Mr. Calder, 24,290; for Ms. Frazier, 2,760; for Mr. Mayer, 22,457; for Mr. Mitchell, 1,262; for Mr. O’Neil, 27,508; for Mr. Simmons, 20,310; for Mr. Street, 202,822; for Ms. Stubbs, 33,549. All such options/SARs are for Class B Common Stock and are fully vested and exercisable.

(4)	We reimbursed Mr. Bramley during fiscal 2007 for certain taxes he paid in the United Kingdom on Company-paid spouse travel that occurred in fiscal 2005 in connection with Mr. Bramley’s retirement as Non-Executive Chairman of Lenox, Incorporated.

FIVE-YEAR PERFORMANCE GRAPH
This chart shows how Brown-Forman Class B Common Stock has performed against three stock indexes over the last five years.
This graph compares the cumulative total stockholder return on our Class B Common Stock against the Standard & Poor’s 500 Stock Index, the Dow Jones US Consumer Goods Index (150 companies) and the Dow Jones US Food and Beverage Index (42 companies).
These numbers assume that $100 was invested in our Class B Common Stock and in a hypothetical stock fund consisting of all the shares in the comparative indexes on April 30, 2002. It also assumes that, for such investments, all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The cumulative returns shown on the graph represent the value that these investments would have had on April 30 in the years since 2002.

	2002	2003	2004	2005	2006	2007

Brown-Forman Corporation (BF.B)	$100.00	$99.38	$123.94	$149.51	$203.96	$182.53
S&P 500	$100.00	$86.69	$106.52	$113.28	$130.74	$150.66
Dow Jones US Consumer Goods	$100.00	$83.66	$111.82	$115.30	$124.78	$147.89
Dow Jones US Food & Beverage	$100.00	$84.70	$107.19	$105.84	$110.18	$130.83

OTHER INFORMATION
This section provides other information you should know before you cast your vote.
Certain Relationships and Related Transactions.
On an annual basis, each director, director nominee and executive officer is required to complete a Director and Officer’s Questionnaire that requires disclosure of any transaction in which the director or executive officer has a direct or indirect material interest and in which the Company participates and the amount involved exceeds $120,000. The Board has not adopted a formal policy for the review, approval or ratification of such transactions. However, all such transactions are described below.
With the exception of the compensation we pay for their services as directors (disclosed on page 47), we do not compensate or engage in any financial transactions with our non-employee directors. Directors Owsley Brown II and Paul C. Varga are employees and executive officers of Brown-Forman, and are compensated as detailed in the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 24. Director James S. Welch, Jr. is an executive officer of the Company whose compensation is approved annually by the Compensation Committee of the Board of Directors.
Director Geo. Garvin Brown IV, a nephew of Director Dace Brown Stubbs, is a Vice President of Brown-Forman Corporation and is brand director for Jack Daniel’s for Europe, Africa and Eurasia. During fiscal 2007, Mr. Brown received a base salary of $149,297 and short-term and long-term cash incentive compensation of $94,905. The Company paid Mr. Brown a net amount of $445,378 during fiscal 2007 for certain costs associated with living abroad, including housing costs and a cost of living allowance. His total compensation during fiscal 2007, including $74,889 in Company-paid group benefits and perquisites, was $764,469. During fiscal 2007, Mr. Brown also received long-term equity based incentive compensation of 725 Class B stock-settled stock appreciation rights, with an exercise price of $70.63. The SARs are exercisable May 1, 2009, and expire April 30, 2016. This equity award was approved by the Company’s Management Compensation and Benefits Committee. Mr. Brown’s compensation is consistent with that of other employees with similar tenures, responsibilities and performance histories.
In March 2007, we announced that Geo. Garvin Brown IV would become the Presiding Chairman of our Board of Directors, effective September 27, 2007. On May 24, 2007, the Compensation Committee approved a $10,000 per month ($120,000 per year) stipend to be paid to Mr. Brown for serving in this role. In addition, because Mr. Brown began performing many of the duties associated with the Presiding Chairman position in March when we announced the appointment, the Compensation Committee approved paying this stipend retroactively to March 1, 2007.

As a family controlled company, we employ individuals who are immediate family members of our directors, executive officers and major stockholders. As of April 30, 2007, in addition to our employee directors, we employed five individuals (Campbell P. Brown, Chris Brown, J. McCauley Brown, Marshall B. Farrer, and Andrew Varga) who are immediate family members of executive officers, directors or 5% beneficial owners, or who are 5% beneficial owners in their own right. Each of these employees is compensated in a manner consistent with our employment and compensation policies applicable to all employees. The aggregate annual compensation paid by the Company to each of these employees exceeds $120,000.
Laura Lee Brown, who is not a director, is the sister of Director Dace Brown Stubbs and a relative of other Brown family members. On June 22, 2007, we entered into a Stock Repurchase Agreement with Ms. Brown pursuant to which we agreed to purchase from her up to $22 million worth of Company Class A Common Stock, subject to certain terms and conditions. Generally, under the terms of the agreement, share repurchases are expected to occur on a weekly basis at a purchase price equal to the average closing price of our Class A Common Stock for the five trading days preceding the repurchase. Certain price thresholds and ceilings apply. We expect the repurchase program to continue for a period of up to twenty-four weeks. This transaction was approved by a special committee of the Board consisting of the following disinterested directors: Mr. Bousquet-Chavanne, Mr. Bramley, Mr. Calder (Chair), Mr. Mayer, Mr. Mitchell, Mr. Simmons, Mr. Street, Mr. Varga and Mr. Welch.
In addition, Laura Lee Brown owns a parking garage in downtown Louisville, next to our offices at 626 West Main Street. We lease, at market rates, a number of parking positions in this garage, and pay additional amounts for validations of parking for customers and visitors. For fiscal 2007, the total expense under this arrangement was $204,276. Also, Ms. Brown is an investor in the 21c Museum Hotel. We rented hotel rooms and provided meals and entertainment at 21c, at market rates, to various corporate guests. The amount paid to 21c for these expenses in fiscal 2007 was $425,694. Our Board of Directors is aware of this ongoing relationship.
Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee during fiscal 2007, or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.
Appointment of Independent Registered Public Accounting Firm.
Our Audit Committee has appointed PricewaterhouseCoopers LLP as the independent certified public accountants to audit our consolidated financial statements for the fiscal year ending April 30, 2008. Through its predecessor, Coopers & Lybrand L.L.P., PricewaterhouseCoopers LLP has served us in this capacity continuously since 1933. We know of no direct or material indirect financial interest that PricewaterhouseCoopers LLP has in us or any of our subsidiaries, or of any connection with us or any of our subsidiaries by PricewaterhouseCoopers LLP in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A PricewaterhouseCoopers LLP representative will attend the annual meeting, will be given the opportunity to make a statement should he or she so desire, and will be available to respond to appropriate questions.

Other Proposed Action.
As of June 29, 2007, we know of no business to come before the meeting other than the election of directors. If any other business should be properly presented to the meeting however, the proxies will be voted in accordance with the judgment of the persons holding them.
Stockholder Proposals for 2008 Annual Meeting.
To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2008 Annual Meeting, stockholder proposals must be received by us at our principal executive offices at 850 Dixie Highway, Louisville, Kentucky 40210 not later than March 1, 2008. Proposals should be sent to the attention of Holli H. Lewis, our Assistant Secretary, and must comply with SEC requirements related to the inclusion of stockholder proposals in Company-sponsored proxy materials. Regarding proposals that are not submitted for inclusion in our proxy materials for the 2008 Annual Meeting, proposals received after May 15, 2008 will be considered untimely, and the proxies solicited by us for next year’s annual meeting will confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that annual meeting.

By Order of the Board of Directors Michael B. Crutcher Secretary Louisville, Kentucky June 29, 2007